Via Facsimile and U.S. Mail
Mail Stop 6010


May 26, 2005


Mr. Gregory P. Hanson
Chief Financial Officer
Avanir Pharmaceuticals
11388 Sorrento Valley Road
San Diego, CA 92121

Re:	Avanir Pharmaceuticals
      Form 10-K for the fiscal year ended September 30, 2004
      Filed December 14, 2004
      File No. 001-15803

Dear Mr. Hanson,

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

						Sincerely,


								Joel Parker
								Accounting Branch Chief